Exhibit 99.3 CONTACTS: MEDIA: INVESTORS: Marcey Zwiebel Bryan Gill (412) 762-4550 (412) 768-4143 media.relations@pnc.com investor.relations@pnc.com PNC ANNOUNCES CLOSING OF SALE OF BLACKROCK STOCK PITTSBURGH, May 15, 2020 – The PNC Financial Services Group, Inc. (NYSE:PNC) today announced the closing of its sale of 31.6 million shares of BlackRock, Inc. (NYSE:BLK) common and preferred stock through a registered offering at a price of $420 per share. This includes the previously announced option that has been fully exercised by underwriters. In addition, PNC announced the completion of BlackRock’s repurchase of 2.65 million shares from PNC at a price of $414.96 per share. As a result, PNC has sold its entire holding in BlackRock, excluding 500,000 BlackRock shares that PNC intends to contribute to the PNC Foundation by the end of the second quarter of 2020. The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. BlackRock has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents BlackRock has filed with the SEC, including the prospectus supplement dated May 12, 2020, for more complete information about BlackRock and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by contacting (i) Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; (ii) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 1-800-831-9146; or (iii) Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, New York, NY 10055 or by telephone at (888) 474-0200 or by email at ecm.prospectus@evercore.com. # # #